                                                                      EXHIBIT 12

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         February 28,         February 29,         February 28,
                                                    ------------------------------------------------------------------
                                                      1994          1995          1996          1997          1998
                                                    ------------------------------------------------------------------
EARNINGS
Income before income taxes, minority interests
     and extraordinary charge                       $ 19,655      $ 28,243      $ 32,122      $  1,076      $ (9,452)
Less: Income from equity investments                  (3,257)       (2,905)       (2,647)       (4,909)       (2,698)
Distributions from equity investments                  2,455         2,933         1,332         5,701         4,691
Fixed charges                                         14,021        17,751        17,853        17,992        21,346
Less: Accretion related to LCI stock                  (5,729)       (3,654)           --            --            --
Less: Capitalized Interest                               (89)           --            --          (860)       (1,089)
                                                    ------------------------------------------------------------------
     Earnings                                       $ 27,056      $ 42,368      $ 48,660      $ 19,000      $ 12,798
                                                    ==================================================================

FIXED CHARGES
Interest expense                                    $  7,118      $ 13,083      $ 15,973      $ 14,881      $ 17,510
Capitalized interest                                      89            --            --           860         1,089
Interest portion of rental expense                     1,085         1,014         1,880         2,251         2,747
Accretion related to LCI stock                         5,729         3,654            --            --            --
                                                    ------------------------------------------------------------------
     Fixed charges                                  $ 14,021      $ 17,751      $ 17,853      $ 17,992      $ 21,346
                                                    ==================================================================

                                                    ==================================================================
RATIO OF EARNINGS TO FIXED CHARGES                      1.93 x        2.39 x        2.73 x        1.06 x          (1)
                                                    ==================================================================

(1) For the year ended February 28, 1998, earnings are inadequate to cover fixed charges by approximately $8.5 million.